G. BRAD BECKSTEAD
Certified Public Accountant
330 E. Warm Springs
Las Vegas, NV 89119
702.528.1984




March 29, 2000

To Whom It May Concern:
The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of March 29, 2000, on the Financial Statements of Digital Music Creations, Inc. from the inception date of September 29, 1998 through December 31, 1999, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,


/s/G. Brad Beckstead, CPA
Nevada License #2701